Exhibit 10.24

SUBLEASE

[WV-3001; WV-7011]

THIS SUBLEASE (“Sublease” or “Agreement”) is made and entered into as of the 19th day of August, 2015 (“Effective Date”), by and between RAMACO CENTRAL APPALACHIA, LLC, a Delaware limited liability company, with its address being 250 West Main Street, Suite 210, Lexington, KY 40507 (“Sublessor”), and RAMACO RESOURCES LLC, a Delaware limited liability company, with its address being 250 West Main Street, Lexington, KY 40507 (“Sublessee”).

RECITALS:

A. Sublessor is the Lessee under those leases, as amended and assigned, identified on Exhibit A attached hereto (the “Base Leases”), whereby the lessor thereunder (the “Base Lessor”) leased to Sublessor certain coal reserves and mining rights more particularly described therein.

B. Sublessee desires to sublease from Sublessor the seams of coal specified on, and underlying that portion of the property leased pursuant to the Base Leases depicted in color on Exhibit B attached hereto (the “Subleased Premises”), together with those mining and surface rights relating to the same as set forth herein, and Sublessor has agreed to sublease the same to Sublessee, subject to the covenants, conditions and agreements more particularly set forth herein.

C. The Base Lessor has consented to this Sublease pursuant to two Consents to Sublease and Transfer of Units, each dated August 19, 2015, between Base Lessor, Sublessor and Sublessee (the “Consent”).

WITNESSETH:

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, conditions and agreements herein contained, and the payment to Sublessor by Sublessee of the rentals and royalties hereinafter set forth, the adequacy of all of which is hereby acknowledged, Sublessor does hereby GRANT, DEMISE and SUBLET unto Sublessee, for and during the term herein specified, the seams of coal specified on the map attached hereto as Exhibit B, and underlying the Subleased Premises (the “Subleased Coal”), together with all mining and other appurtenant rights granted by the applicable Base Leases to extract and remove the Subleased Coal, subject however to the further restrictions and limitations set forth in this Sublease.

This Sublease is granted by Sublessor and accepted by Sublessee upon the following terms, covenants and conditions:

ARTICLE I.

RIGHTS GRANTED

Section 1.1. Rights Granted. Sublessor hereby grants unto Sublessee the right and privilege to mine and remove the Subleased Coal by deep, surface and highwall mining methods, together with all other mining rights and privileges acquired by or granted to Sublessor under the terms of the Base Leases, whether with respect to the Subleased Coal, the use of the Subleased

Premises in connection with the mining, transportation or processing of coal other than the Subleased Coal, or otherwise, subject however to the terms, conditions, restrictions and limitations contained in this Sublease and in the applicable Base Lease.

ARTICLE II.

TERM OF AGREEMENT

Section 2.1. Term. The term of this Sublease shall commence on the Effective Date and shall remain in force for an initial term of five (5) years. The term shall be automatically extended for additional terms of five (5) years each, until exhaustion, unless Sublessee shall give at least one hundred twenty (120) days prior written notice of its intention not to extend the then current term. Notwithstanding the foregoing, in the event of termination or expiration of one or more of the Base Leases, this Sublease shall terminate with respect to that portion of the Subleased Premises covered by such Base Lease which has terminated or expired, and unless such termination is caused by default of this Sublease by Sublessee, the Sublease shall remain in effect with respect to the remaining Subleased Coal in accordance with the term hereof.

Section 2.2. No Surrender or Termination. Sublessor covenants and agrees that it will not surrender, forfeit, terminate, or fail to renew the Base Leases, fail to pay the annual rental, tonnage royalty or other payments required thereunder, or otherwise fail to perform any covenants or obligations required to be performed under the Base Leases at any time while this Sublease remains in effect.

ARTICLE III.

COMPENSATION TO SUBLESSOR

Section 3.1. Tonnage Royalty. Sublessee shall pay to Sublessor, or upon request of Sublessor, directly to Base Lessor, the tonnage royalty or production royalty (“tonnage royalty”) required to be paid pursuant to the applicable Base Lease. Tonnage royalty shall be calculated and determined in the same manner as such tonnage royalty is required to be calculated under the applicable Base Lease from which such Subleased Coal is mined.

Section 3.2. Minimum Annual Royalty. Sublessee shall pay to Sublessor, in arrears, an minimum annual royalty in the amount of the difference, if any, between Eighty Thousand Dollars ($80,000.00) minus the amount of tonnage royalty paid to Sublessor by Sublessee hereunder during the immediately preceding lease year Minimum annual royalty shall be paid on or before September 15 of each year for the immediately prior lease year, with the first such payment being due on September 15, 2016 for the lease year beginning on the Effective Date.

Section 3.3. Recoupment. Sublessee is entitled to recoup minimum annual royalty paid by Sublessee by crediting the same against tonnage royalty otherwise due under this Sublease during the term of this Sublease. Notwithstanding anything herein to the contrary, Sublessee shall not be entitled to credit tonnage royalty against future minimum annual royalty payable pursuant hereto, nor shall Sublessor be required to refund any unrecouped minimum annual royalty paid by Sublessee and not recouped from tonnage royalty pursuant hereto.

Section 3.4. Wheelage. Subject to any restrictions, conditions and requirements contained in the applicable Base Leases with respect thereto, Sublessee shall have the right to transport coal mined from properties leased or subleased to Sublessee by Sublessor onto, over, through and under the Subleased Premises, free from any additional wheelage fee to Sublessor; in each case, provided, however, that Sublessee shall pay to Sublessor any wheelage or other fee required to be paid to Base Lessor under the applicable Base Lease with respect thereto.

Section 3.5. Method of Payment. All tonnage royalty and wheelage fees due to Sublessor hereunder shall be due and payable on or before the 15th day of each month for all Subleased Coal mined from, or coal transported over, through or under, the Subleased Premises during the preceding calendar month (subject to reconciliation based on tons sold as set forth in the applicable Base Lease), and shall be accompanied by the royalty reports required under Section 3.7 of this Sublease. All such payments, together with any related reports required hereunder, shall be mailed by Sublessee, to be received on or before the due date, to Sublessor at the following address, or at such other mailing address as Sublessor may from time to time designate by timely written notice to Sublessee:

Ramaco Central Appalachia, LLC

Attn: President

250 West Main Street, Suite 210

Lexington, Kentucky 40507

Section 3.6. Royalty Reports. Sublessee shall furnish unto Sublessor, on or before the 15th day of each calendar month, a monthly report which shall show (i) by certified scale weights or other appropriate method, the amount of (A) Subleased Coal mined, removed and sold from the Subleased Premises during the preceding calendar month, and (B) the amount of coal transported over, across, under or through the Subleased Premises during the preceding calendar month for which wheelage fees are due under the Base Leases; (ii) the amount of tonnage royalty due for such Subleased Coal, and wheelage fees due with respect to any coal so transported; and (iii) such other pertinent information as may be required to be provided to Base Lessor under the Base Leases or reasonably requested by Sublessor from time to time.

Section 3.7. Books and Records. Sublessee shall keep accurate books and records showing the amount of Subleased Coal mined by it each month, and the amount of tonnage royalties reported paid to Sublessor. All such records shall be subject to inspection or audit by Sublessor and/or Base Lessor, or their respective authorized representatives, during normal business hours and upon reasonable advance notice to Sublessee. Upon request of Sublessor, Sublessee shall make available for Sublessor’s inspection and copying any and all laboratory analyses made of coal mined from the Subleased Premises. Sublessee shall utilize a licensed mining engineer to keep up mine surveys and make accurate maps thereof, which maps shall at all times be subject to the inspection of Sublessor and Base Lessor, or their respective duly authorized agents, and copies furnished to the Sublessor at any time upon request but without such request at a minimum of on or before February 1, May 1, August 1 and November 1 of each year. Such maps shall show the location of all coal section numbers obtained by Sublessee in a form reasonably acceptable to the Sublessor.

Section 3.8. Payments by Sublessor. Unless Sublessee is otherwise directed by Sublessor to make payments directly to Base Lessor, Sublessor shall be solely responsible for paying any and all amounts due to the Base Lessor under the terms of the Base Leases, including without limitation all rentals, all royalties and all wheelage fees due to the Base Lessor under the terms of the Base Leases.

ARTICLE IV.

MINING OPERATIONS

Section 4.1. Laws and Regulations. Sublessee agrees to conduct its mining operations on the Subleased Premises in conformity with all applicable federal and state laws, rules and regulations pertaining to the mining, removal, transportation, processing and sale of coal, and reclamation, water treatment, refuse and other disposal or any other activities that Sublessee may conduct on the Subleased Premises.

Section 4.2. Conduct of Mining. Sublessee covenants that it will diligently commence and thereafter diligently prosecute mining operations on the Subleased Premises, and that its mining operations on the Subleased Premises will be conducted in a skillful and workmanlike manner, using machinery and methods that are modern, adequate, and efficient, in strict compliance with the terms of the applicable Base Lease and also according to the rules and practices of good mining and with due regard for the value of the Subleased Premises and adjoining properties of Sublessee as a coal-producing property. In the event Sublessee desires to use Sublessor’s surface rights, if any are owned or controlled by Sublessor over the Subleased Premises, in connection with the conduct of its mining operations, or for any other permitted purpose under the terms of this Sublease, it shall first submit a written statement explaining the extent of its requirements to Sublessor, and shall, to the extent Sublessor controls and has the right to grant same, be permitted to use only such portions of said surface for the purposes and upon the conditions as Sublessor shall approve in writing, such approval not to be unreasonably withheld. Sublessee shall have no right, without prior written consent of Sublessor (which consent shall not be unreasonably withheld), to deposit slate, coal refuse, water or refuse of any kind on or in the Subleased Premises and shall have no right to transport foreign coal refuse or any other substances or materials (other than foreign coal which is expressly allowed to be transported under Section 3.4 of this Sublease) into, over, under, across or through the Subleased Premises. “Foreign coal” is any coal other than the coal herein leased, and “foreign coal refuse” is refuse resulting from the processing of foreign coal. Notwithstanding anything contained in the Base Leases, Sublessee shall not fail to provide lateral or subjacent support in its mining of the Subleased Coal without Sublessor’s express written consent.

Section 4.3. Merchantable and Mineable Coal. The term “merchantable and mineable coal,” as used in this Sublease shall have the same meaning (for such term or similar term, such as “mineable and merchantable coal”) as in the applicable Base Lease. If it is found and reported to Sublessee in writing by an agent of Sublessor that in the progress of the work any areas of merchantable and mineable coal have been passed by or abandoned with the result that coal has not been mined and removed, which in accordance with accepted overburden/coal ratio criterion or in accordance with good mining practice should have been mined and removed, it shall be the duty of Sublessee to return as soon as possible to such areas and mine and remove the coal therefrom, or failing so to do, Sublessee shall account for the coal contained therein and pay the royalty therefor the same as though it had been mined. If there is a dispute between Sublessor and Sublessee as to whether Sublessee has passed by or abandoned any coal which should have been mined and removed as above provided, such dispute shall be submitted to arbitration in the manner provided in this Sublease.

Section 4.4. Mining Plans. Mining plans shall be submitted to Sublessor for approval, and to Base Lessor, as and to the extent required under the terms of the applicable Base Leases, for such Base Lessor’s approval. In addition to the foregoing, Sublessee shall provide Sublessor a permit map as a matter of information, in a format acceptable to Sublessor, for any mining being permitted on the Subleased Premises at the time of permit submittal and at the time of any revisions and amendments thereof Sublessee acknowledges that Sublessor holds the Subleased Premises and adjoining properties for the purpose of maximizing the royalty revenue generated therefrom and agrees that it will work and mine the coal in accordance with said purpose and in accordance with general and detail maps and plans of mining and descriptions to be prepared by Sublessee (collectively called “Mine Plans”) and will submit a copy of same to the Sublessor in a digital format reasonably acceptable to Sublessor. Said Mine Plans shall take into consideration the entire area proposed to be developed by Sublessee, and shall make suitable provisions for (1) the proper protection of overlying and underlying seams so that they may be economically mined by Sublessor, its other lessees, sublessees, contractors, successors or assigns, and (2) the reasonable and proper removal of all the mineable and merchantable coal from the Subleased Premises. No Mine Plan shall be proposed which, if adopted, would render otherwise merchantable and mineable coal unmineable or unmerchantable or substantially more difficult or expensive to mine. The said Mine Plans shall be submitted to the Sublessor at least thirty (30) days prior to the commencement of any operation on the Subleased Premises. In the event Sublessor determines that the Mine Plans submitted by Lessee fail to comply with any of the terms of this Sublease, Sublessor shall so notify Sublessee, in which event Sublessee will modify said Mine Plans to comply with the terms and conditions hereof and of the Base Leases. No material change in, modification of, or departures from any Mine Plans so approved shall be made in the development or operation of the mine or mines except pursuant to modified Mine Plans submitted by Sublessee to Sublessor for the purpose of allowing Sublessor to determine that said modification complies with the terms of this Sublease and/or the Base Leases. Sublessor’s right to notify Sublessee that proposed mining plans fail to comply with this Sublease is a right reserved solely to protect Sublessor’s interest in the Subleased Premises and adjoining properties of Sublessor and to prevent waste and is not intended to give and shall not be construed to give Sublessor any control over Sublessee’s operations. Sublessor shall have no authority to determine the manner in which or the methods by which any of Sublessee’s mining operations are to be conducted, all of which shall be solely determined by Sublessee. Upon request, and at least annually prior to each anniversary of the Effective Date, Sublessee shall furnish Sublessor copies of data derived from any and all coal exploration activities within the Subleased Premises, including, but not limited to, driller’s logs, geophysical logs, coal laboratory analyses, and geological maps.

Section 4.5. Compliance with Base Leases. Sublessee covenants and agrees to comply with all terms, conditions and limitations contained in the Base Leases as applicable to the Subleased Coal or Subleased Premises, except for the payment of minimum annual royalty and tonnage royalty, which are in lieu of the requirements under the Base Leases. Sublessor’s approval to any action or request by Sublessee or of Mine Plans of Sublessee shall not obviate the need to obtain the consent of the Base Lessor as and when such consent is required by the applicable Base Lease.

ARTICLE V.

RIGHT OF INSPECTION

Section 5.1. Inspection of Property. Sublessor, and the agents, employees, engineers, or other authorized representatives of Sublessor and Base Lessor shall have the right of entering the Subleased Premises and the mines and works connected therewith upon reasonable request during normal working hours in order to inspect and examine the Subleased Premises for the purpose of determining whether Sublessee is in compliance with the terms of this Sublease and the Base Leases.

ARTICLE VI.

INDEMNITY, INSURANCE AND TAXES

Section 6.1. Indemnity. Sublessee agrees to indemnify, defend and hold harmless Sublessor, the Base Lessor, and their respective subsidiaries and affiliates, and the officers, directors, employees, agents, and servants of each, from and against all losses, damages, demands, claims, suits and other liabilities, including reasonable attorneys’ fees and other expenses of litigation, because of (i) Sublessee’s failure to comply with any of the terms and provisions of this Sublease or the Base Leases or of any applicable law, (ii) bodily injury, including death, resulting from Sublessee’s, or its sublessee’s, contractor’s, successor’s or assigns’ operations; and/or (iii) damages to all property which occur, either directly or indirectly, in connection with Sublessee’s operations and attributable to the fault or negligence of Sublessee, its sublessees, contractors, successors and assigns. Sublessee’s liability under this paragraph shall not be negated or reduced by virtue of Sublessee’s insurance carrier’s denial of insurance coverage for the occurrence or event which is the subject matter of the claim and/or the carrier’s refusal to defend Sublessor or Sublessee on such claim. This indemnity shall survive termination and/or expiration of this Sublease.

Section 6.2. Insurance. Sublessee shall provide insurance coverage as set forth on Exhibit C attached hereto but in all instances in accordance with the provisions of the Base Leases.

Section 6.3. Taxes. Sublessor will, in the first instance, pay all the taxes, levies and assessments on or in respect of Sublessor’s ownership or interest in the Subleased Premises. Sublessee shall pay to Lessor the full amount of such taxes, levies, and assessments, attributable to the Subleased Coal and other interests subleased herein, beginning with those covering the calendar year in which this Sublease is effective, promptly upon receipt of Sublessor’s statement therefor, such amounts to constitute and be treated as additional rental hereunder. Sublessee shall promptly pay at the several times they become due and payable all taxes levied or assessed upon coal mined from or products manufactured from coal upon the Subleased Premises pursuant to this Sublease. Sublessee shall also pay any and all taxes due to the state and/or its subdivision for severing, removing, processing, or preparing of said coal, except for taxes on gross or net income of Sublessor on receipt of royalties, and Sublessee shall also pay all royalties for removal of coal required by any existing or future labor agreements, if any, of Sublessee, its agents, operators or affiliates.

ARTICLE VII.

NOTICES

Section 7.1. Notices. All notices, requests, demands, mailings, and other communications relative to this Sublease shall be given to the parties at the following addresses (i) by personal delivery; (ii) by facsimile transmission confirmed as received; (iii) by registered or certified mail, postage prepaid, return receipt requested; or (iv) by nationally recognized overnight or other express courier services:

If to Sublessor:	Ramaco Central Appalachia, LLC Attn: President 250 West Main Street, Suite 210 Lexington, KY 40507 Fax: (804) 364-4955

If to Sublessee:	RAMACO Resources, LLC Attn: President 250 West Main Street, Suite 210 Lexington, KY 40507 Fax: (804) 364-4955

With a copy to:	Roger L. Nicholson Steptoe & Johnson, PLLC P.O. Box 1588 Charleston, WV 25326-1588 Email: roger.nicholson@steptoe-johnson.com

All notices, requests, demands, mailings, and other communications relative to this Sublease shall be effective and/or shall be deemed delivered on the date of delivery if delivered during normal business hours of the recipient, and if not delivered during such normal business hours, on the next Business Day following delivery. Any party hereto may change its address by notice to all parties hereto delivered in accordance with this paragraph.

ARTICLE VIII.

DEFAULT AND TERMINATION

Section 8.1. Default and Termination. The failure of Sublessee to make any payments required to be made herein which payments are not made within five (5) days (or such shorter cure period as set forth in the applicable Base Lease) following written demand therefor by Sublessor, shall entitle Sublessor to forfeit this Sublease and Sublessee’s rights in the Subleased Premises, without further notice or demand. In the event of default on the part of Sublessee of any other provisions of this Sublease and/or the applicable provisions of the Base Leases, including, without limitation, failure to provide royalty reports; failure to provide access to books and records; failure to conduct mining operations in conformity with all applicable federal and state laws, rules and regulations; failure to diligently develop reserves hereunder; failure to provide mining plans consistent with this Sublease and/or the applicable provisions of the Base Leases; failure to provide insurance as required under this Sublease and/or the applicable provisions of the Base Leases; failure to indemnify Sublessor and/or Base Lessor as required herein; and to otherwise not comply with the terms and provisions of this Sublease and/or the applicable provisions of the Base Leases, Sublessor shall give Sublessee written notice of Sublessor’s intention to declare a forfeiture of this Sublease specifying the particular default. Sublessee shall then have thirty (30) days after receipt of such notice (or such period provided for by the applicable Base Lease, if such period is shorter than thirty (30) days) within which to correct the default and avoid such forfeiture. In addition to forfeiture, Sublessor and Base Lessor shall be entitled to avail themselves of any other rights or remedies at law or in equity.

ARTICLE IX.

ASSIGNMENT AND SUBLETTING

Section 9.1. Assignment and Subletting. Subject in every instance to the requirements, if any, to obtain the consent of the Base Lessor under the Base Leases, Sublessee shall have the right to assign this Sublease or further sublease the Subleased Premises, in whole or in part, to any affiliate of Sublessee without the consent of Sublessor; provided that Sublessee shall remain liable for the performance of all of the terms and conditions of this Sublease and that such affiliate shall assume in writing the obligations of Sublessee under this Sublease to the extent they relate to the operation of the Subleased Premises so assigned or sublet. Otherwise, Sublessee shall not, without the prior written consent of Sublessor (and to the extent required under the Base Leases, the Base Lessor), transfer (as defined in the Base Leases), whether by operation of law or otherwise, this Sublease or any of Sublessee’s rights and estates herein. A “transfer of control” (as defined in the Base Leases), either voluntarily or by operation of law, shall constitute a “transfer” of the Sublease. Notwithstanding anything herein to the contrary, Sublessee may make any transfer permitted by the applicable Base Lease or the Consent without the consent of Sublessor, provided that Sublessee shall remain liable for the performance of all of the terms and conditions of this Sublease.

ARTICLE X.

MISCELLANEOUS PROVISIONS

Section 10.1. Binding Effect. This Sublease shall be binding upon and shall inure to the benefit of the parties hereto, their respective permitted successors and assigns.

Section 10.2. Captions. The captions appearing in this Sublease are for identification purposes only and shall not be considered or construed as affecting, in any way, the meaning of the provisions hereof. When used herein, “including” shall mean “including, without limitation.”

Section 10.3. Exhibits. The Exhibits attached hereto constitute a part of this Sublease and are incorporated herein by reference in their entirety as if fully set forth in this Sublease at the point where first mentioned herein.

Section 10.4. Entire Agreement. This Sublease constitutes the entire agreement between the parties and supersedes any previous oral understandings as to the subject matter hereof and may not be modified by either party unless done so in writing signed by both parties.

Section 10.5. Further Assurances. The parties each hereby agree to execute and deliver such additional instruments and documents and to take such additional actions as may reasonably be required from time to time in order to effectuate the transactions contemplated by this Sublease.

Section 10.6. Governing Law. This Sublease shall be construed and enforced in accordance with the substantive laws of the State of West Virginia.

Section 10.7. Recording of Short Form Lease. The parties agree that neither of them shall cause this instrument to be placed of record. For notification purposes, a short form sublease shall be executed by the parties for the purpose of providing record notice of this Sublease.

Section 10.8. Modifications. Any modification, alteration, waiver, or addition of this Sublease, or any part hereof, shall be valid and binding only if the same is in writing and fully executed by the parties hereto.

Section 10.9. Relationship of Parties. It is specifically understood that the relationship between Sublessor and Sublessee is and shall at all times remain solely that of landlord and tenant, and such relationship shall never be interpreted or established as that of partners, joint venturers, cotenants, principal or agent, or any relationship other than that of landlord and tenant Sublessor shall have no right, directly or indirectly, to operate, control or supervise the actual extraction and preparation of coal from the Subleased Premises by Sublessor, its agents, employees, and contractors.

Section 10.10. Warranties of Sublessor. Sublessor does not warrant its title to the Subleased Premises but warrants only that it has done no act to encumber the titles which it acquired to the various tracts comprising the Subleased Premises since its acquisition of said tracts which would substantially interfere with the operations of the Sublessee hereunder or except as set forth on Exhibit D attached hereto. In the event that Sublessee did not have the right to mine coal in any part of the Subleased Premises because of the rights of a holder of an outstanding superior title antedating Sublessor’s acquisition of title to the tract or tracts in question, if the Sublessee has mined and removed a part or all of the coal therefrom and paid the Sublessor therefor on the royalty basis, the Sublessor agrees to repay to the Sublessee the amount of royalty so paid, without interest, but the Sublessor shall not be otherwise liable for any damage to Sublessee on account of the mining and removing of said coal by the Sublessee. Notwithstanding the foregoing, Sublessor’s liability to Sublessee shall be limited to what Sublessor is entitled to and actually receives in the way of reimbursement of royalties and other payments made with respect to such superior title.

Section 10.11. Removal of Equipment. Except as set forth in the Base Leases, upon termination of this Sublease in any manner, including cancellation, Sublessee shall have the right to remove any or all of its machinery, equipment or other property (including property installed by Sublessee which may have become attached to the Subleased Premises and may partake of the nature of real property) from the Subleased Premises during a period of six (6) months after such termination with such rights of access to the premises as may be necessary or convenient for the purposes of such removal.

Section 10.12. Waiver. In the event of default(s) hereunder, failure or delay of either party hereto at any time to avail itself of its rights and remedies shall not be considered or construed as a waiver by said party of its right and remedies; nor as a waiver of the same in the event of subsequent default(s) hereunder, whether or not similar.

Section 10.13. Severability. If any provision of this Sublease or its application will be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of all other applications of that provision, and of all other provisions and applications hereof, will not in any way be affected or impaired. If any court shall determine that any provision of this Sublease is in any way unenforceable, such provision shall be reduced to whatever extent is necessary to make such provision enforceable.

Section 10.14. Waiver of Jury Trial. To the extent permitted by law, Sublessor and Sublessee hereby waive the right to trial by jury in any action, proceeding or counterclaim by either of the parties against the other on any matter whatsoever arising out of or in any way connected with this Sublease or the performance by either party hereunder. Notwithstanding the foregoing, in the event of a disagreement between the parties, such question or questions shall be submitted to three competent and disinterested arbitrators in the following manner. The party desiring such arbitration shall select its arbitrator and give written notice thereof to the other party, and shall in such notice state precisely the matter or matters which it is proposed to bring before the arbitrators, and only the matters so stated shall be considered and decided by them. If the party receiving such notice shall fail to name an arbitrator within fifteen (15) days after notice as aforesaid has been given to it, the arbitrator named by the party giving such notice may and shall name and appoint an arbitrator for and in behalf of the party so in default, and the arbitrator so named and appointed shall have the same power and authority as if he had been appointed by such party. Prior to the appointment of a third arbitrator, as hereinafter set forth, each party shall submit to both arbitrators above-named a detailed statement of their last and final positions on the matters to be arbitrated. The arbitrators so chosen shall appoint a third arbitrator, and in the event they are unable to agree on such appointment, the appointment of the third arbitrator may be made by the Chief Judge of the District Court of the United States for the Southern District of West Virginia on the application of either of the parties hereto. The three arbitrators shall immediately upon their selection hear and decide the question or questions submitted for arbitration and shall give to each of the parties hereto reasonable notice of the time and place of their meetings, and reasonable opportunity for the production of evidence. After hearing both parties, the arbitrators shall promptly make an award in writing upon the question or questions submitted and shall serve a copy of such award upon each party hereto. In making their award, the arbitrators shall choose one of the detailed statements submitted by the parties hereto as above set forth and shall not otherwise tender any award. The award of such arbitrators, or a majority of them, shall be final and binding upon the parties hereto, and the said arbitrators or a majority of them, shall, in their award and as a part thereof, decide by whom and in what proportion the costs of such arbitration shall be borne and paid and the amount of such costs. Neither party hereto shall have or enforce any right or remedy against the other in respect of any matter herein made the subject of arbitration, until such matter shall have been submitted to and decided by arbitration in the manner above provided, and then only in accordance with such decision in arbitration. Each party consents to being joined in any arbitration between Sublessor and the Base Lessor. Notwithstanding anything herein to the contrary, if the applicable Base Lease does not provide for arbitration of an issue in dispute, and the issue pertains to compliance with such Base Lease, or requires the joinder of such Base Lessor, then such issue shall not be subject to arbitration hereunder.

Section 10.15. Counterparts. This Sublease may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto. Delivery of an executed counterpart of a signature page to this Sublease by facsimile shall be effective as delivery of a manually executed counterpart. Any party so executing this Sublease by facsimile shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile.

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the date and year first above written.

SUBLESSOR:

RAMACO CENTRAL APPALACHIA, LLC

By:	/s/ Randall W. Atkins
Its:	Authorized Agent

SUBLESSEE:

RAMACO RESOURCES, LLC

By:	/s/ Michael D. Bauersachs
Its:	Authorized Agent

Exhibit A

List of Base Leases

WV-3001/Lease 9869

Indenture of Lease dated January 1, 1956, between W. M. Ritter Lumber Company and Island Creek Coal Company.

Supplemental Agreement of Lease dated January 1, 1956, between W M. Ritter Lumber Company and Island Creek Coal Company.

Supplemental Indenture of Lease dated September 1, 1956, between W. M. Ritter Lumber Company and Island Creek Coal Company.

Supplemental Indenture of Lease dated March 1, 1957, between W. M. Ritter Lumber Company and Island Creek Coal Company.

Supplemental Indenture of Lease dated April 19, 1957, between W. M. Ritter Lumber Company and Island Creek Coal Company.

Supplemental Indenture of Lease dated August 9, 1957, between W. M. Ritter Lumber Company and Island Creek Coal Company.

Fifth Supplemental Agreement of Lease dated August 16, 1957, between W. M. Ritter Lumber Company and Island Creek Coal Company.

Agreement dated April 29, 1963, between Georgia-Pacific Corporation, successor by merger to W. M. Ritter Lumber Company, and Island Creek Coal Company.

Agreement and Option dated March 9, 1964 between Georgia-Pacific Corporation and Island Creek Coal Company.

Supplemental Indenture of Lease dated June 24, 1968, between Georgia-Pacific Corporation and Island Creek Coal Company.

Lease Assignment and Consent Agreement dated March 31, 1982, between Island Creek Coal Company, Assignor, Coal Mountain Coal Company, Inc., Assignee, and Georgia-Pacific Corporation, Consenting Lessor.

Lease Assignment and Consent Agreement dated May 31, 1985, between Coal Mountain Coal Company, Inc., Assignor, Island Creek Coal Company, Assignee, and Georgia-Pacific Corporation, Consenting Lessor.

Sublease dated April 1, 1986, between Island Creek Coal Company, Sublessor, Rockridge Coal Company, Sublessee, and Georgia-Pacific Corporation, Consenting Lessor.

Exhibit A-1

First Amendment of Sublease dated April 1, 1986, between Island Creek Coal Company, Sublessor, Rockridge Coal Company, Sublessee, and Georgia-Pacific Corporation, Consenting Lessor.

Consent to Assign Agreement dated November 13, 1989 between Georgia-Pacific Corporation, Island Creek Coal Company, and Laurel Run Mining Company.

Assignment Agreement dated December 11, 1989 between Island Creek Coal Company, and Laurel Run Mining Company.

Quitclaim Deeds dated April 16, 1999 between Georgia-Pacific Corporation and North American Timber Corp., recorded in Deed Book 401 at Page 559 Wyoming County Clerk’s Office and in Deed Book 541 at Page 465 Logan County Clerk’s Office.

Quitclaim Deeds dated September 6, 2001 between North American Timber Company, Inc., successor by merger to North American Timber Corp., NPI Timber, Inc., GNN Timber, Inc., GPW Timber, Inc., LRFP Timber, Inc. and NPC Timber, Inc., and Plum Creek Timberlands, L.P. recorded in Deed Book 408 at Page 478 Wyoming County Clerk’s Office and in Book 552 at Page 267 Logan County Clerk’s Office.

Consent to Assignment and Assumption Agreement dated April 28, 2004 between Plum Creek Timberlands, L.P. successor in interest to W. M. Ritter Lumber Company and to Georgia-Pacific Corporation, Laurel Run Mining Company, successor in interest to Island Creek Coal Company and Bluestone Coal Corporation.

Assignment dated August 30, 2004 between Laurel Run Mining Company and Bluestone Coal Corporation.

Consent to Assignment and Assumption Agreement dated October 20, 2004 between Plum Creek Timberlands, L.P. successor in interest to W. M. Ritter Lumber Company and to Georgia-Pacific Corporation, Bluestone Coal Corporation and Dynamic Energy, Inc.

Deeds of Conveyance dated February 25, 2005 between Plum Creek Timberlands, L.P. and WPP, LLC recorded in Deed Book 425 at Page 860 Wyoming County Clerk’s Office and Deed Book 572 at page 631 Logan County Clerk’s Office.

Consent to Assignment dated April 4, 2012 between WPP, LLC, Laurel Run Mining Company, and Ramaco Central Appalachia, LLC.

Lease Assignment and Assumption Agreement dated April 4, 2012 between Laurel Run Mining Company, Island Creek Coal Company, and Ramaco Central Appalachia, LLC

Lease Amendment dated April 4, 2012 between WPP LL( and Ramaco Central Appalachia, LLC

Consent to Sublease, dated December 31, 2014, between Ramaco Central Appalachia, LLC, Coronado Coal II, LLC and WPP LLC (which amended Articles Five and Sixteen of the Ritter Lease with respect to the Property in Section 4 of such Consent)

Exhibit A-2

Sublease, dated December 31, 2014, between Ramaco Central Appalachia, LLC and Coronado Coal II, LLC (subleasing a portion of the leased premised under the Ritter Lease)

Consent [approving contract mining arrangement] dated August     , 2015, between WPP LLC and Ramaco Central Appalachia, LLC and Ramaco Resources, LLC

WV-7011/Lease 9284

Deed of Lease dated March 31, 1982, between CSX Minerals, Inc. and Elk Creek-Lexington Coal Company, Inc.

Lease Assignment and Consent Agreement dated May 31, 1985, between Elk Creek-Lexington Coal Company, Inc., Island Creek Coal Company and CSX Minerals, Inc.

Consent to Assign dated December 28, 1990, between Western Pocahontas Properties Limited Partnership, Island Creek Coal Company and Laurel Run Mining Company

Assignment dated December 31, 1990, between Island Creek Coal Company and Laurel Run Mining Company

Letter dated December 20, 1991 extending term of lease

Settlement, Release and Consent Agreement Amendment dated June 30, 1993, between Western Pocahontas Properties Limited Partnership, Hammer Coal Company, Island Creek Coal Company and Laurel Run Mining Company

Settlement, Release and Consent Agreement Amendment dated June 30, 1993, between Western Pocahontas Properties Limited Partnership, Hammer Coal Company, Island Creek Coal Company and Laurel Run Mining Company

Letter dated November 11, 2001 extending term of lease

Letter dated February 20, 2002 modifying royalty rates for the current lease term

Deed of Conveyance dated October 14, 2002, between Western Pocahontas Properties Limited Partnership and WPP LLC

Consent to Assignment dated April 4, 2012 between WPP LLC, Laurel Run Mining Company, and Ramaco Central Appalachia, LLC

Lease Assignment and Assumption Agreement dated April 4, 2012 between Laurel Run Mining Company and Ramaco Central Appalachia, LLC.

Lease Amendment dated April 4, 2012 between WPP, LLC and Ramaco Central Appalachia, LLC (the “2012 Amendment”)

Consent [approving contract mining arrangement] dated August     , 2015, between WPP LLC, Ramaco Central Appalachia, LLC and Ramaco Resources, LLC

Exhibit A-3

Exhibit B

[Maps of Subleased Premises]

Exhibit B

Exhibit B-1

Exhibit B-2

Exhibit B-3

Exhibit B-4

Exhibit B-5

Exhibit B-6

Exhibit B-7

Exhibit C

[Insurance Requirements]

MINIMUM INSURANCE REQUIREMENTS AND CERTIFICATE OF INSURANCE

Sublessor reserves the right to require certified copies of all policies. The below minimum insurance requirements are subject to change at the reasonable discretion of Sublessor.

REQUIRED INSURANCE COVERAGE

Worker’s Compensation	Statutory
Employer’s Liability (per accident)	$1,000,000

Commercial General Liability (per Occurrence)	$1,000,000 CSL
Bodily Injury & Property Damage	(Combined Single Limit)

Automobile Liability	$1,000,000 CSL
Bodily Injury & Property Damage	(Combined Single Limit)

Excess or Umbrella Liability	$10,000,000 CSL
(Inclusive of above limits)	(Combined Single Limit)

A.	The Following Applies to All Policies

1.	Sublessor, the Base Lessor, and their respective parent, subsidiaries and affiliates and their agents, directors, officers and employees, shall be included as additional insured on all policies (except Worker’ Compensation coverage).

2.	All policies shall contain a waiver of subrogation in favor of Sublessor, the Base Lessor, and their respective parent, subsidiaries and affiliates and their agents, directors, officers and employees, and its Insurers.

3.	Sublessor and Base Lessor shall receive 30 days written notice of cancellation or any material change.

4.	Coverage under all insurance required to be carried by Sublessee shall be primary insurance exclusive of any other existing valid and collectible insurance.

5.	All policies described above shall have adequate territorial limits for the location of the Leased Premises and vicinity.

6.	All insurance shall be with insurers acceptable to Sublessor and Base Lessor (Insurer shall be licensed or registered company in the state where contract operations are conducted and must have a Best’s rating of at least B+7)

Exhibit C-1

B.	Workers’ Compensation and Employer’s Liability shall include:

1.	Statutory Workers’ Compensation for state of here or operation.

2.	Employer’s Liability.

C.	Commercial General Liability (Occurrence Form) shall include:

1.	Premises/Operations

2.	Independent Contractors

3.	Personal Injury

4.	Products/Completed Operations

5.	Blanket Contractual Liability

6.	Explosion, Collapse and Underground Coverages

D.	Comprehensive Automobile Liability shall include:

1.	Owned vehicles

2.	Non-Owned vehicles

3.	Hired vehicles

E.	Excess Liability (Occurrence Form) shall comply with the Terms and Conditions of the following underlying coverage:

1.	Employer’s Liability

2.	Commercial General Liability

3.	Comprehensive Automobile Liability

Exhibit C-2

Exhibit D

[List of Encumbrances]

Sublease, dated December 31, 2014, between Ramaco Central Appalachia, LLC and Coronado Coal II, LLC (subleasing a portion of the leased premised under the Ritter Lease)

Exhibit D-1